AMENDED EMPLOYMENT AGREEMENT

This Amended Employment Agreement is made and entered on this 12th day of March, 2007, by and between Ferdinand T. Kelley of Duxbury, Massachusetts (“Kelley”) and Rockland Trust Company, and its affiliates, successors, assigns, directors, officers, employees, representatives, and agents (together referred to as “Bank”), as follows:

WHEREAS, Kelley is currently employed as an Executive of Bank under the terms of an Employment Agreement (the “Employment Agreement”) dated November 10, 2004; and

WHEREAS, the Bank has received notice that Kelley intends to resign his employment; and

WHEREAS, the Bank and Kelley wish to plan an orderly transition;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for good and valuable consideration, it is hereby mutually agreed as follows:

1. Kelley will continue to be employed by the Bank in his current capacity and pursuant to the terms and conditions of the Employment Agreement, except as modified herein. Kelley has submitted his resignation which the Bank will deem effective on October 1, 2007.

2. Until October 1, 2007, all of Kelley’s compensation and benefits will remain as present. Through June 30, 2007, subject to the terms and conditions of the Employment Agreement his current authorities and responsibilities will not be affected. Kelley acknowledges that Gerard Nadeau will exercise responsibility for the commercial loan lending officers. On and after June 30, 2007, Kelley will relinquish his current position and will perform such services as may be reasonably requested by the Bank until September 30, 2007 but such responsibilities shall be consistent with the transition of his responsibilities to his successor employees.

3. Effective October 1, 2007 and for a period of twelve (12) months thereafter Kelley will continue to receive his base salary as in effect immediately prior to such date and will also receive, without additional cost on his part, continued benefits as are set forth in Section 5(b) of the Employment Agreement.

4. On October 1, 2007, Kelley will receive a one-time payment of Sixty Thousand ($60,000) Dollars. Such payment shall be paid even in the event of his prior death and shall be in lieu of any right of any incentive compensation arising under the Executive Performance Incentive Plan with respect to services performed during the year 2007; and such payment shall only be made provided that Kelley has complied with the provisions of this Agreement, and has satisfactorily performed his duties in connection with the transition of his function.

5. All payments received by Kelley shall be subject to appropriate deductions for federal and state taxes, as required by law.

6. On October 1, 2007, Kelley will be paid for all accrued but unused vacation.

7. On October 1, 2007, the Bank will transfer to Kelley title to the automobile currently made available to him by the Bank, without encumbrance. Kelley shall be responsible for any and all taxes in connection with the automobile transferred to him.

IN WITNESS WHEREOF, the parties hereto have executed this Amended Employment Agreement under seal.

ROCKLAND TRUST COMPANY

Witness	By:
Dated:

Witness	Ferdinand T. Kelley Dated: